SPORTS SUPPLEMENT ACQUISITION GROUP, INC.
VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of the 10th day of December, 2008, by and among Sports Supplement Acquisition Group, Inc., a Delaware corporation (the “Company”), and Proviant Technologies, Inc., an Illinois corporation (“Proviant”) and The James Klein Family Trust (“Klein” and, together with Proviant, the “Shareholders”).

RECITALS:

A.  Klein owns a majority of the issued and outstanding shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company on the date hereof.

B.  Pursuant to that Asset Purchase, Technology Transfer and License Agreement by and between the Company and Proviant, dated of even date herewith (the “Purchase Agreement”), Proviant agreed to transfer or license to the Company certain assets in return for the consideration set forth in the Purchase Agreement, which consideration included 400 shares of the Company’s Common Stock, on the terms and conditions set forth in the Purchase Agreement.  Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.

C.  In order to induce Proviant to enter into the Purchase Agreement, Klein has agreed to enter into this Voting Agreement to provide certain voting agreements with respect to the election of the directors to the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual promises and other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           VOTING.

Pursuant to the By-laws of the Company, the number of directors to comprise the Company’s Board of Directors (the “Company Board”) has been fixed at five.  Each Shareholder hereby agrees that from and after the date hereof, such Shareholder will vote all shares of the Company’s capital stock over which such Shareholder has voting control or are owned by such Shareholder, beneficially or of record, on the record date fixed for a determination of those shareholders entitled to vote in any election of directors of the Company, or will cause such shares to be voted and shall take all other necessary or desirable actions within such Shareholder’s control (including in his or her capacity as a shareholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and shareholder meetings), so that:

(i)           the authorized number of directors on the Company Board is established and remains at five directors, except as otherwise set forth herein or, until such time as the Notes are paid in full, with the written consent of Proviant, not to be unreasonably withheld;

(ii)                      there shall be elected to the Company Board (A) Klein and two persons nominated by Klein, (B) one person nominated by Proviant (the “Proviant Director”), and (C) one person nominated by Cynergi Holdings;

(iii)                      any committees of the Company Board shall be created only upon the approval of a majority of the Company Board and the membership of each such committee (if any) shall include the Proviant Director;

(iv)                      the membership of the board of directors or other governing body of any subsidiary of the Company shall include the Proviant Director;

(v)           there shall not be removed from the Company Board, with or without cause, any Proviant Director without the written request of Proviant;

(vi)                      in the event that Proviant requests in writing that any Proviant Director be removed from the Company Board or any committee thereof, such director shall be so removed;

(vii)                      in the event that any Proviant Director ceases to serve as a member of the Company Board during his or her term of office, the resulting vacancy on the Company Board shall be filled by a representative who shall be a new Proviant Director designated in the same manner as such former Proviant Director; and

(viii)                      each member of the Company Board or any committee thereof shall be reimbursed for reasonable out-of-pocket expenses incurred as a result of fulfilling his or her duties as a Director of the Company.

2.           APPOINTMENT OF ADDITIONAL PROVIANT DIRECTORS.

Upon an event of default under any of the Notes, Proviant may appoint such additional members to the Company Board pursuant to Section 1 as provided in any such Note and the Shareholders and the Company shall take and vote in favor of any and all actions necessary to permit such appointment(s), including, but not limited to, increasing the authorized number of directors on the Company Board accordingly.

3.           MISCELLANEOUS.

3.1                      Consent Required.  Any term, covenant, agreement or condition of this Agreement may be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), with the consent of each of the parties hereto.

3.2                      Notices.  All communications (other than those sent to shareholders generally) provided for hereunder shall be in writing and delivered or mailed by registered or certified mail, by reputable overnight delivery, or by telecopy to the Shareholder’s address in the Company’s stock record books.

3.3                      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and shall inure to the benefit of and be binding upon each Shareholder and each Shareholder’s successors and assigns.

3.4                      Governing Law.  This Agreement and securities issued and sold hereunder shall be governed by and construed in accordance with Illinois law, without reference to conflict of laws principles.

3.5                      Captions.  The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

3.6                      Number and Gender.  Where required by the context, singular words or pronouns shall be construed as plural, plural words and pronouns shall be construed as singular and the gender of personal pronouns shall be construed as either masculine, feminine or neuter.

3.7                      Severability.  In the event that any one or more of the provisions contained in this Agreement or in any instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.

3.8                      Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and/or contemporaneous agreements.

3.9                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

3.10                      Termination.  This Agreement shall terminate upon the earlier of (i) the Company’s sale, lease or other disposition of all or substantially all of its assets, (ii) the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring Company or its subsidiary (other than a merger effected exclusively for the purpose of changing the domicile of the Company), or (iii) a transaction or series of related transactions in which the stockholders of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own a majority of the outstanding shares of the capital stock or equity interests of the entity surviving the transaction; provided Proviant is a party thereto.

3.11                      Injunctive Relief.  In addition to its right to damages and any other right it may have, each party hereto shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach of or otherwise to specifically enforce this Agreement, it being agreed that money damages alone would be inadequate to compensate such party and would be an inadequate remedy for such breach.

3.12                      Counsel Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which each party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Proviant Technologies, Inc.	Sports Supplement Acquisition Group, Inc.

By /s/ Ramlakhan Boodram	By /s/ James Klein
Name: Ramlakhan Boodram	Name: James Klein
Title: President	Title: President

The James Klein Family Trust

 /s/ James Klein
Per: James Klein, Trustee